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                                  Exhibit 10.7

                             FEDERAL RESERVE LETTER
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                        FEDERAL RESERVE BANK OF ATLANTA

Chappelle D. Davis
ASSISTANT VICE PRESIDENT

                                 August 9, 1995

Mr. Steve T. Warren
Chief Financial Officer
Tara Bankshares Corporation
Post Office Box 775
Riverdale, Georgia 30274-0775

Dear Mr. Warren:

     This is to inform you that because of the improved financial condition of Tara Bankshares Corporation (Bankshares), the Board Resolution (Resolution) signed by Bankshares' board of directors is lifted. The Resolution was signed on May 19, 1993 at the request of this Reserve Bank as a result of the findings of the December 31, 1992 inspection. Bankshares' improved condition is primarily due to the improved condition of its subsidiary bank, Tara State Bank, Riverdale, Georgia, which has resulted in better cash flow prospects for the parent company.

     Management is no longer required to submit quarterly financial information to this Reserve Bank. However, because the parent company has a high level of debt, management is still required to obtain this Reserve Bank's approval before incurring additional debt, declaring corporate dividends, or reducing the parent company's capital position through treasury stock transactions.

     If you have any questions regarding this matter, please call Henrietta Wiggins at (404) 589-7224.

                                        Very truly yours,


                                        /s/Chapelle D. Davis
                                        Chapelle D. Davis







    104 MARIETTA STREET, N.W.   ATLANTA, GEORGIA   30303-2713   404/589-7278